                                     [LOGO]

                        OFFER TO PURCHASE FOR CASH UP TO
              1,687,500 SHARES OF ITS CLASS A COMMON STOCK AND/OR
                   562,500 SHARES OF ITS CLASS B COMMON STOCK
           AT A PURCHASE PRICE FOR EACH CLASS NOT GREATER THAN $15.50
                         NOR LESS THAN $13.25 PER SHARE

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, DECEMBER 21, 1998, UNLESS THE OFFER IS EXTENDED.

    The Cherry Corporation, a Delaware corporation (the "Company"), hereby invites its shareholders to tender shares of its Class A Common Stock, $1.00 par value per share (the "Class A Shares"), and/or its Class B Common Stock, $1.00 par value per share (the "Class B Shares" and with the Class A Shares, collectively the "Shares"), to the Company at a price for each class of Shares not greater than $15.50 nor less than $13.25 per share in cash, without interest thereon, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

    The Company will, upon the terms and subject to the conditions of the Offer, determine the single per share price for the Class A Shares and the single per share price for the Class B Shares (each price to be not greater than $15.50 nor less than $13.25 per share), net to the seller in cash, without interest thereon (each a "Purchase Price"), that it will pay for Class A Shares and/or Class B Shares, properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares of each class so tendered and the prices for each class of Shares specified by tendering shareholders. The Company will select the lowest Purchase Price for Class A Shares that will allow it to buy 1,687,500 Class A Shares properly tendered and not withdrawn pursuant to the Offer (or such lesser number of Class A Shares as are properly tendered) at prices not greater than $15.50 nor less than $13.25 per share. The Company will select the lowest Purchase Price for Class B Shares that will allow it to buy 562,500 Class B Shares properly tendered (or such lesser number of Class B Shares as are properly tendered) at prices not greater than $15.50 nor less than $13.25 per share. The Company may select a different Purchase Price for each class of Shares. All Class A Shares purchased in the Offer will be purchased at the Purchase Price for the Class A Shares, and all Class B Shares purchased in the Offer will be purchased at the Purchase Price for the Class B Shares. The Company will pay the applicable Purchase Price for all Shares properly tendered at prices at or below such Purchase Price and not withdrawn upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. See Sections 1 and 15. Shares tendered at prices in excess of the respective Purchase Price for each class of Shares and Shares not purchased because of proration will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,687,500 Class A Shares and/or 562,500 Class B Shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

    The Class A Shares and the Class B Shares are quoted on the Nasdaq National Market under the symbols "CHERA" and "CHERB," respectively. As of November 16, 1998, the last full trading day prior to the commencement of the Offer, the last reported sale prices for the Class A Shares and Class B Shares, as quoted by the Nasdaq National Market, were $13.50 and $13.00 per share, respectively. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR EACH CLASS OF SHARES. SEE SECTION 8.

    THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OF EITHER CLASS. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR, EXECUTIVE OFFICER OR

AFFILIATE OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. IF THE COMPANY PURCHASES 1,687,500 CLASS A SHARES AND 562,500 CLASS B SHARES PURSUANT TO THE OFFER, THEN IMMEDIATELY FOLLOWING THE COMPLETION OF THE OFFER, THE COMPANY'S EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP WILL BENEFICIALLY OWN APPROXIMATELY 54.9% OF THE OUTSTANDING SHARES (46.1% AND 67.8% OF THE OUTSTANDING CLASS A SHARES AND CLASS B SHARES, RESPECTIVELY), AND PETER B. CHERRY WILL BENEFICIALLY OWN APPROXIMATELY 52.8% OF THE OUTSTANDING SHARES (43.8% AND 65.9% OF THE OUTSTANDING CLASS A SHARES AND CLASS B SHARES, RESPECTIVELY).

                                   IMPORTANT

    Any shareholder wishing to tender all or any part of his or her Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver it with any required signature guarantee and any other required documents to Harris Trust and Savings Bank (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary by the expiration of the Offer, should tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3.

    TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTIONS RELATING TO THE PRICE AT WHICH THEY ARE TENDERING EACH CLASS OF SHARES.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING ANY SHARES OF EITHER CLASS PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                            ------------------------

                                     [LOGO]

                      THE DEALER MANAGER FOR THE OFFER IS:
                         NESBITT BURNS SECURITIES INC.
                   111 West Monroe Street, 20(th) Floor East
                            Chicago, Illinois 60603
                           Toll Free: (877) 461-2900
                            ------------------------

SUMMARY................................................................................          3

INTRODUCTION...........................................................................          5

THE OFFER..............................................................................          8

       1.  Number of Shares; Proration....................................................          8

       2.  Purpose of the Offer; Certain Effects of the Offer.............................          8

       3.  Procedures for Tendering Shares................................................         13

       4.  Withdrawal Rights..............................................................         18

       5.  Purchase of Shares and Payment of Purchase Price...............................         18

       6.  Conditional Tender of Shares...................................................         19

       7.  Certain Conditions of the Offer................................................         20

       8.  Price Range of Shares; Dividends...............................................         21

       9.  Source and Amount of Funds.....................................................         22

      10.  Certain Information Concerning the Company.....................................         22

           Interest of Directors and Officers; Transactions and Arrangements Concerning
      11.    Shares.......................................................................         26

           Effects of the Offer on the Market for Shares; Registration under the Exchange
      12.    Act..........................................................................         26

      13.  Certain Legal Matters; Regulatory Approvals....................................         27

      14.  Certain Federal Income Tax Consequences........................................         27

      15.  Extension of Offer; Termination; Amendment.....................................         31

      16.  Fees and Expenses..............................................................         32

      17.  Miscellaneous..................................................................         32

                                    SUMMARY

    This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Number Of Shares To Be Purchased..........  1,687,500 Class A Shares (or such lesser number of shares as are properly tendered) and 562,500 Class B Shares (or such lesser number of shares as are properly tendered). See Section 1.

Purchase Price............................  The Company will select a single per share net cash price for the
                                            Class A Shares and a single per share net cash price for the Class
                                            B Shares, each price to be not greater than $15.50 nor less than
                                            $13.25 per Share, that it will pay for each class of Shares properly tendered at or below the applicable Purchase Price. The
                                            Company may select a different Purchase Price for each class of
                                            Shares. All Class A Shares purchased in the Offer will be
                                            purchased at the Purchase Price for Class A Shares and all Class B
                                            Shares purchased in the Offer will be purchased at the Purchase
                                            Price for Class B Shares, even if tendered below the respective
                                            Purchase Prices. Each shareholder desiring to tender Shares (i)
                                            must specify in the Letter of Transmittal the minimum price (not more than $15.50 nor less than $13.25 per share) with respect to each class of Shares at which such shareholder is willing to have his or her Class A Shares and/or Class B Shares purchased by the
                                            Company, or (ii) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in his or her Shares being purchased at the minimum price of $13.25 per share.

How To Tender Shares......................  See Section 3. Call the Information Agent or the Dealer Manager or
                                            consult your broker for assistance.

Brokerage Commissions and Stock Transfer
  Tax.....................................  Tendering shareholders who tender their Shares directly to the
                                            Depositary will not be obligated to pay brokerage fees or
                                            commissions to the Dealer Manager, the Depositary or the
                                            Information Agent or, except as set forth in Instruction 7 to the
                                            Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds Shares with such shareholder's broker may be required by such broker to pay a service charge or other fee.

Expiration And Proration Dates............  Monday, December 21, 1998, at 5:00 P.M., New York City Time,
                                            unless extended by the Company.

Payment Date..............................  As soon as practicable after the Expiration Date.

Position Of The Company and Its
  Directors...............................  Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Shares of either class. See Section 11 for information regarding the intentions of the Company's
                                            directors, executive officers and affiliates with respect to tendering Shares pursuant to the Offer.

Withdrawal Rights.........................  Tendered Shares may be withdrawn at any time until 5:00 P.M., New
                                            York City Time, on Monday, December 21, 1998, unless the Offer is extended by the Company, and, unless previously purchased, after
                                            12:00 Midnight, New York Time, on January 15, 1999. See Section 4.

Odd Lots..................................  There will be no proration of (i) Class A Shares tendered by any shareholder owning beneficially less than 100 Class A Shares who tenders all such Shares or (ii) Class B Shares tendered by any shareholder owning beneficially less than 100 Class B Shares who tenders all such Shares, at or below the applicable Purchase Price prior to the Expiration Date and who checks the "Odd Lots" box for such class of Shares in the Letter of Transmittal. See Section 1.

Further Developments Regarding the
  Offer...................................  Call the Information Agent or Dealer Manager or consult your broker.

Market Price..............................  On November 16, 1998, the last full trading day prior to the announcement of the Offer, the last reported sales prices for the
                                            Class A Shares and Class B Shares, as quoted on the Nasdaq
                                            National Market, were $13.50 and $13.00, respectively.

TO THE HOLDERS OF CLASS A SHARES AND CLASS B SHARES OF THE CHERRY CORPORATION:

                                  INTRODUCTION

    The Cherry Corporation, a Delaware corporation (the "Company"), invites its shareholders to tender Class A Shares and/or Class B Shares, at a price for each class of Shares not greater than $15.50 nor less than $13.25 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Company will determine the single per share price for the Class A Shares and the single per share price for the Class B Shares (each price to be not greater than $15.50 nor less than $13.25 per share), net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for each class of Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares of each class so tendered and the prices for each class of Shares specified by tendering shareholders. The Company will select the lowest Purchase Price for Class A Shares that will allow it to buy 1,687,500 Class A Shares (or such lesser number of Class A Shares as are properly tendered), and the lowest Purchase Price for Class B Shares that will allow it to buy 562,500 Class B Shares (or such lesser number of Class B Shares as are properly tendered), pursuant to the Offer. The Company may select a different Purchase Price for each class of Shares. All Class A Shares purchased in the Offer will be purchased at the Purchase Price for the Class A Shares and all Class B Shares purchased in the Offer will be purchased at the Purchase Price for the Class B Shares. The Company will pay the applicable Purchase Price for all Shares properly tendered at prices at or below such Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the respective Purchase Prices for each class of Shares and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,687,500 Class A Shares and/or 562,500 Class B Shares pursuant to the Offer. See Section 15.

    THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

    Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 1,687,500 Class A Shares and 562,500 Class B Shares are properly tendered at or below the Purchase Price and are not properly withdrawn, the Company will buy, with respect to each class of Shares, first from all Odd Lot Holders (as defined below) of Class A Shares or Class B Shares who properly tender all such Shares at or below the Purchase Price and then, subject to procedures for conditional tenders described in Section 6, on a pro rata basis, with respect to each class of Shares, from all other shareholders who properly tender at prices at or below the Purchase Price (and do not withdraw them). See Section 1. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration or conditional tenders. The applicable Purchase Price will be paid net to the tendering shareholder in cash, without interest thereon, for all Shares of each class purchased. Tendering shareholders will not be obligated to pay brokerage, commissions, solicitation fees or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds Shares with such shareholder's broker may be required by such broker to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 14. The Company will pay all fees and expenses of Nesbitt Burns Securities Inc. ("Nesbitt Burns" or the "Dealer Manager"), Harris Trust and Savings Bank (the "Depositary"), Morrow & Co., Inc. (the "Information

Agent"), and Harris Trust and Savings Bank (the "Transfer Agent") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, EACH SHAREHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OF EITHER CLASS. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR, EXECUTIVE OFFICER OR AFFILIATE OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. If the Company purchases 1,687,500 Class A Shares and 562,500 Class B Shares pursuant to the Offer, then immediately following the completion of the Offer, the Company's executive officers and directors as a group will beneficially own approximately 54.9% of the outstanding Shares (46.1% and 67.8% of the outstanding Class A Shares and Class B Shares, respectively), and Peter B. Cherry will own approximately 52.8% of the outstanding Shares (43.8% and 65.9% of the outstanding Class A Shares and Class B Shares, respectively).

    SEE SECTION 11 FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

    The Company's Board of Directors believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. The Company's Board of Directors believes that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and prospects. The Company believes that the Offer will provide a capital structure that makes greater use of financial leverage without imposing unreasonable risk on the Company or its shareholders. The amounts required to fund the Offer and pay related expenses will be provided by the Company's Credit Facility described in Section 9. As of November 16, 1998, the Company had available for borrowing approximately $53.0 million under its Credit Facility. The Company believes that its Credit Facility, along with cash generated from operations, will be sufficient to finance the Offer and the Company's working capital needs and capital expenditures.

    The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices, not greater than $15.50 nor less than $13.25 per share, at which they are willing to sell their Class A Shares and/or Class B Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to announcement of the Offer.

    The Company is not offering, as part of the Offer, to purchase any outstanding options to purchase Class A Shares or Class B Shares, and tenders for such options will not be accepted. Holders of vested options may tender Shares issuable upon exercise of such options by exercising such options during the Offer and tendering the Shares received upon the exercise of such options. See the instructions set forth in "Procedure for Tendering Shares--Stock Option Plans" in Section 3.

    The Company believes that, upon the completion of the Offer, the Class A Shares and the Class B Shares will continue to be quoted on the Nasdaq National Market. However, after the completion of the Offer, the Company may consider a possible conversion or exchange of all of the outstanding Class A Shares into Class B Shares. If such conversion or exchange did occur, the Class B Shares would be the only Shares quoted on the Nasdaq National Market or registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has not made the determination whether or not to proceed with such a conversion or exchange. There can be no assurance that such a conversion or exchange will occur or, if it does occur, the timing thereof.

    As of November 16, 1998, the Company had issued and outstanding 7,738,680 Class A Shares and 4,762,564 Class B Shares. Each Class B Share has one vote per share and the Class A Shares are nonvoting. The Shares that the Company is offering to purchase pursuant to the Offer represent approximately 18.0% of the outstanding Shares (or 21.8% and 11.8% of the outstanding Class A Shares and Class B Shares, respectively). The Class A Shares and Class B Shares are quoted on the Nasdaq National Market under the symbols "CHERA" and "CHERB," respectively. On November 16, 1998, the last full trading day prior to the announcement of the Offer, the closing sale prices for Class A Shares and the Class B Shares, as quoted on the Nasdaq National Market, were $13.50 and $13.00 per share, respectively. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE CLASS A SHARES AND CLASS B SHARES. See Section 8.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION

    Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 1,687,500 Class A Shares and/or 562,500 Class B Shares or such lesser number of Class A Shares and/or Class B Shares as are properly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4), at a net cash price for each class of Shares (determined in the manner set forth below) not greater than $15.50 nor less than $13.25 per share. The term "Expiration Date" means 5:00 P.M., New York City Time, on Monday, December 21, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed for either the Class A Shares or the Class B Shares, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration within each class of Shares, subject to the conditional tender provisions, except for Odd Lots of either class of Shares as explained below. The proration period also expires on the Expiration Date. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares of either class without amending or extending the Offer. See
Section 15. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the Dealer Manager's fee, the Company increases the number of Shares being sought, and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares of either class, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City Time.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share Purchase Price for Class A Shares and a single per share Purchase Price for Class B Shares that it will pay for each class of Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares of each class so tendered and the prices for each class specified by tendering shareholders. The Company will select the lowest Purchase Price for Class A Shares that will allow it to buy 1,687,500 Class A Shares properly tendered and not withdrawn pursuant to the Offer (or such lesser number of Class A Shares as are properly tendered) at prices not greater than $15.50 nor less than $13.25 per share. The Company will select the lowest Purchase Price for Class B Shares that will allow it to buy 562,500 Class B Shares properly tendered and not withdrawn pursuant to the Offer (or such lesser number of Class B Shares as are properly tendered) at prices not greater than $15.50 nor less than $13.25 per share. The Company may select a different Purchase Price for each class of Shares. All Class A Shares purchased in the Offer will be purchased at the Purchase Price for the Class A Shares and all Class B Shares purchased in the Offer will be purchased at the Purchase Price for the Class B Shares. The Company will pay the applicable Purchase Price for all Shares properly tendered at prices at or below such Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the respective Purchase Price for each class of Shares and Shares not purchased because of proration will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,687,500 Class A Shares and/or 562,500 Class B Shares pursuant to the Offer.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

    In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must (i) specify the price (not greater than $15.50 nor less than $13.25 per Share) with respect to each class of Shares, at which they are willing to sell their Class A Shares and/or Class B Shares to the Company, or (ii) elect to have such shareholders' Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $13.25 per Share. By following the directions of the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their Shares of a class and a different minimum price for other specified Shares. Shareholders can also specify the order in which their Shares within each class will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of their tendered Shares are purchased pursuant to the Offer. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for each class of Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares of each class tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price for Class A Shares, not greater than $15.50 nor less than $13.25 per share, that will enable it to purchase 1,687,500 Class A Shares (or such lesser number of Class A Shares as are properly tendered) pursuant to the Offer. The Company intends to select the lowest Purchase Price for Class B Shares, not greater than $15.50 nor less than $13.25 per share, that will enable it to purchase 562,500 Class B Shares (or such lesser number of Class B Shares as are properly tendered) pursuant to the Offer. The Company may select a different Purchase Price for each class of Shares. The Company will pay the Purchase Price for each class of Shares for all Shares of that class properly tendered prior to the Expiration Date pursuant to the Offer at prices at or below such Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders (or to another person specified by a tendering shareholder) at the Company's expense as promptly as practicable following the Expiration Date.

    If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 1,687,500 Class A Shares and 562,500 Class B Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), then the Company will, with respect to each class of Shares, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price selected for each class.

    PRIORITY. Upon the terms and subject to the conditions of the Offer, if more than 1,687,500 Class A Shares and/or 562,500 Class B Shares (or such greater number of Class A Shares and/or Class B Shares as the Company may elect to purchase pursuant to the Offer) have been properly tendered at or below the Purchase Price prior to the Expiration Date and not withdrawn, then the Company will, with respect to each class of Shares, purchase properly tendered Shares in the following order of priority:

    (i) all Odd Lot Shares of that class properly tendered prior to the Expiration Date and not withdrawn by any Odd Lot Holder who:

       (a) tenders all Odd Lot Shares of that class beneficially owned by such Odd Lot Holder of either class of the Shares at a price at or below the Purchase Price (tenders of less than all Shares of a particular class owned by such shareholder will not qualify for this preference); and

       (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (ii) after purchase of all of the foregoing Shares in item (i) above, all Shares of that class conditionally tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally, in each case at prices at or below the Purchase Price prior to the

Expiration Date and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

    (iii) if necessary to permit the Company to purchase 1,687,500 Class A Shares and/or 562,500 Class B Shares, Shares of that class conditionally tendered for which the condition was not satisfied, at or below the Purchase Price prior to the Expiration Date and not withdrawn, selected by lot in accordance with Section 6.

    PRORATION. If proration of tendered Shares is required, then the Company will determine the proration factor for each class of Shares as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares of that class tendered by such shareholder, at or below the Purchase Price, to the total number of Shares of that class tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. This ratio will be applied to shareholders tendering Shares for that class (other than Odd Lot Holders) to determine the number of Shares that will be purchased from each such Shareholder pursuant to the Offer. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven (7) to ten (10) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers or financial advisors.

    As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to the shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration and the opportunity to make a tender of all of the shareholder's Shares conditioned upon the purchase of all or a specified minimum number of the Shares.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of November 12, 1998 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares of a class properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owns, beneficially or of record, as of November 12, 1998 and as of the Expiration Date, an aggregate of less than 100 Shares of a class (that is, fewer than 100 Class A Shares and/or fewer than 100 Class B Shares) (an "Odd Lot Holder"). In order to qualify for this preference, an Odd Lot Holder must tender, at or below the Purchase Price for such class of Shares, all of his or her Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares of that class. This preference is not available to partial tenders. Any shareholder wishing to tender all of such shareholder's Class A Shares and/or Class B Shares pursuant to this Section must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate the price at which such Shares are being tendered. See Instruction 8 to the Letter of Transmittal.

    As of November 16, 1998, there were approximately 700 holders of record of Class A Shares and 525 holders of record of Class B Shares. Approximately 60% of these holders of record of Class A Shares held less than 100 Class A Shares and held in the aggregate 14,700 Class A Shares. Approximately 60% of the holders of record of Class B Shares held less than 100 Class B Shares and held in the aggregate approximately 10,300 Class B Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of less than 100 Class A Shares or 100 Class B Shares or the aggregate number of Shares owned by these beneficial owners.

    The Company also reserves the right, but will not be obligated, to purchase all Shares of a class duly tendered by any shareholder who tendered all Shares of such class owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Class A Shares and/or fewer than 100 Class B Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

    The discussion in the Introduction, this Section 2, Section 10 and elsewhere in the Offer to Purchase contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this Offer to Purchase, the words "anticipate," "believe," "plans," "estimate," "intend," "has or may consider" and "expect" and similar expressions are intended to identify such forward-looking statements. Such factors include, but are not limited to, changes in the following: general economic and business conditions, demand for the Company's products, competition, currency fluctuations, interest rate fluctuations, relationships with strategic or major customers, suppliers, joint venture partners and product distributors, cost and availability of raw materials, technology, domestic and international business legislation and regulations, the Company's ability to obtain adequate financing in the future, operational capabilities due to natural disasters and other unforeseen events. Some or all of the factors are beyond the Company's control. There can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievement expressed or implied by such forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $15.50 nor less than $13.25 per share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to possibly sell those Shares for cash without the usual transaction costs associated with market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. In addition, the Offer may give shareholders the opportunity to sell Shares at prices greater than market prices prevailing immediately prior to announcement of the Offer. The Offer would allow Odd Lot Holders, who hold Shares in their names, who tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer, to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. Shareholders who decide not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. To the extent the purchase of Shares in the Offer results in a reduction of the number of shareholders, the costs of the Company for services to shareholders may be reduced. Shareholders who do not accept the Offer may or may not be able to sell their Shares in the future at a higher price.

    The Company's Board of Directors believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. The Company's Board of Directors believes that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and prospects. The Company believes that the Offer will provide a capital structure that makes greater use of financial leverage without imposing unreasonable risk on the Company or its shareholders. The amounts required to fund the Offer and pay related expenses will be provided by the Company's

Credit Facility described in Section 9. As of November 16, 1998, the Company had available for borrowing approximately $53.0 million under its Credit Facility. The Company believes that its Credit Facility, along with cash generated from operations, will be sufficient to finance the Offer and the Company's working capital needs and capital expenditures. Accordingly, the Offer is consistent with the Company's goal of increasing shareholder value.

    The Company believes that, upon the completion of the Offer, the Class A Shares and the Class B Shares will continue to be quoted on the Nasdaq National Market. However, after the completion of the Offering, the Company may consider a possible conversion or exchange of all of the outstanding Class A Shares into Class B Shares. If such conversion or exchange did occur, the Class B Shares would be the only Shares quoted on the Nasdaq National Market or registered under the Exchange Act. The Company has not made the determination whether or not to proceed with such a conversion or exchange. There can be no assurance that such a transaction will occur or, if it does not occur, the timing thereof.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES OF EITHER CLASS AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NONE OF THE COMPANY, ITS BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

    Shares that the Company acquires pursuant to the Offer will be cancelled and returned to the status of authorized but unissued stock and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which the Shares are listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plan or compensation programs for directors. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

    The Company has from time to time explored and will continue to explore strategic arrangements, transactions and opportunities consistent with the Company's goal of increasing shareholder value. Such strategic transactions could include acquisitions, joint ventures, corporate restructurings, and a separation of its principal lines of business through a spin-off, public offering, sale or otherwise. The Company's management plans to recommend to the Board of Directors that the Company adopt a stock option plan under which employees of its semiconductor subsidiary would receive options to purchase stock of that subsidiary. Management believes such a plan is critical in attracting and retaining key employees at this subsidiary. The holders of any stock issued under this stock option plan would, as long as no change of control of the semiconductor subsidiary has occurred, have the right to sell the stock to the Company upon such holder's death, disability or retirement at a purchase price to be based upon the value of the semiconductor subsidiary. The Company has not made the determination whether or not to proceed with this stock option plan, and there can be no assurance that such stock option plan will be implemented by the Company. The Company does not currently have any plans to enter into any strategic transactions. The Company's decision to enter into any strategic transaction in the future will depend upon a number of factors, including, without limitation, the Company's business and financial position, its corporate strategies, general economic and market conditions, and the market value of its businesses and the Shares. In the event that the Company enters into a strategic transaction in the future and such transaction increases the market value of the Shares, however, the shareholders whose Shares are purchased in the Offer will not realize any of the potential value of such transaction. The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise although it has no current plans to do so. Any additional purchase may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, under the Exchange Act rules, the Company and its affiliates are prohibited from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the results of the Offer, the market price of the Shares, the Company's business and financial position and general economic and market conditions.

    Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

3.  PROCEDURES FOR TENDERING SHARES

    PROPER TENDER OF SHARES.  For Shares to be properly tendered pursuant to the
Offer:

    (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

    (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

    IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST FOR EACH CLASS OF SHARES TENDERED EITHER (i) PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.25) AT WHICH THEIR SHARES ARE BEING TENDERED, OR (ii) CHECK THE BOX IN THE SECTION BY THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." A shareholder who wishes to maximize the chance that such shareholder's Class A Shares and Class B Shares will be purchased at the relevant Purchase Price should for each class of Shares tendered check the box for the Class A Shares and the box for the Class B Shares on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Note that this election could result in such shareholder's Shares (of either class) being purchased at the minimum price of $13.25 per share. A shareholder who wishes to indicate specific prices (in multiples of $0.25) at which such shareholder's Class A Shares and Class B Shares are being tendered must check a box for the Class A Shares and a box for the Class B Shares under the sections captioned "Shares Tendered at Price Determined by Shareholder" of the Letter of Transmittal in the table labeled "Price Per Share at Which Shares Are Being Tendered." Shareholders who desire to tender Shares of one class at more than one price must complete a separate Letter of Transmittal for each price at which such Shares are tendered. The same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES OF EACH CLASS ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION FOR CLASS A SHARES AND ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION FOR CLASS B SHARES ON EACH LETTER OF TRANSMITTAL.

    A SHAREHOLDER TENDERING BOTH CLASS A SHARES AND CLASS B SHARES MUST COMPLETE THE PRICE SELECTION BOXES FOR BOTH THE CLASS A SHARES AND THE CLASS B SHARES. A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL A SHAREHOLDER CHECKS EITHER (i) THE BOX FOR THE CLASS A SHARES AND THE BOX FOR THE CLASS B SHARES IN THE SECTIONS CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (ii) ONE OF THE BOXES FOR CLASS A SHARES AND ONE OF THE BOXES FOR CLASS B SHARES IN THE SECTIONS CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER." SHAREHOLDERS TENDERING BOTH CLASSES OF SHARES MUST CHECK ONE OF THE BOXES DESCRIBED IN CLAUSES (i) AND (ii) ABOVE FOR BOTH THE CLASS A SHARES AND THE CLASS B SHARES.

    ODD LOT HOLDERS WHO TENDER ALL SUCH SHARES MUST COMPLETE THE BOX CAPTIONED "ODD LOTS" ON THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY, IN ORDER TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1, EXCEPT IN THE CASE OF CERTAIN TENDERS MADE PURSUANT TO THE BOOK-ENTRY PROCEDURES DESCRIBED IN SECTION
3. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL.

    To prevent backup federal income tax withholding of 31% of the gross proceeds, and in the case of certain foreign shareholders, to prevent a 30% withholding tax, certain completed forms should accompany the Letter of Transmittal. See Section 14.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term for purpose of this Section includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder; or (ii) Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or an Agent's Message in connection with a book-entry transfer, or a proper tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), together with any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to

Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the respective Book-Entry Transfer Facilities' procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, or an Agent's Message, in each case, together with any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares in the Depositary's account at the Book Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "AGENT'S MESSAGE" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfers, an Agent's Message or, in the case of a tender through ATOP, the specified acknowledgment) and all other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

    RETURN OF UNPURCHASED SHARES. If any tendered Shares are not purchased or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

    STOCK OPTION PLANS. The Company is not offering, as part of the Offer, to purchase any of the options (the "Options") outstanding under any of the Company's Stock Option Plans (the "Stock Option Plans") and tenders of such Options will not be accepted. Holders of vested Options who wish to participate in the Offer may either (i) comply with the procedures for Guaranteed Delivery set forth under "Guaranteed Delivery" above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an

Eligible Institution and may personally execute and deliver a Notice of Guaranteed Delivery), or (ii) exercise their Options and purchase Shares and then tender such Shares pursuant to the Offer, provided that, in the case of either (i) or (ii), any such exercise of an Option and tender of Shares is in accordance with the terms of the applicable Stock Option Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with the tender of Shares hereunder. AN EXERCISE OF AN OPTION CANNOT BE REVOKED EVEN IF THE SHARES RECEIVED UPON THE EXERCISE THEREOF AND TENDERED IN THE OFFER ARE NOT PURCHASED IN THE OFFER FOR ANY REASON.

    BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit a Form W-8 or a Substitute Form W-9, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the beneficial holder subject to the withholding.

    TO PREVENT BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

    For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 14.

    WITHHOLDING FOR NON-U.S. SHAREHOLDERS. Even if a non-U.S. shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a non-U.S. shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a non-U.S. shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or any political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States trustees have the authority to control all substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a non-U.S. shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a non-U.S. shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form
4224) unless facts and circumstances indicate that such reliance is not warranted. A non-U.S. shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" "substantially disproportionate' or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

    NON-U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines are not to be in proper form or the acceptance of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

    TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act, for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the Expiration Date, such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the time period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer. A tender of Shares pursuant to any of the procedures set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in the Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) the tender of such Shares complies with Rule 14e-4.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY, ANY

SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, unless the Offer is extended by the Company, and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn at any time after 12:00 Midnight, New York City Time, on Monday, January 15, 1999.

    For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner, at the Depositary's address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder, the number and class(es) of Shares tendered and the number and class(es) of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

    Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be retendered before the Expiration Date by again following one of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain all tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

    Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will (i) determine the single per share Purchase Price for the Class A Shares and the single per share Purchase Price for the Class B Shares that it will pay for each class of Shares properly tendered prior to the Expiration Date and not withdrawn, taking into account the number of Shares of each class so tendered and the prices for each class specified by tendering shareholders, and (ii) accept for payment and pay for (and thereby purchase) Shares of each class properly tendered at or below the Purchase Price for that class of Shares and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares of each class that are properly tendered at or below the Purchase Price selected by the Company for such class of Shares and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single Purchase Price for all of the Class A Shares and a single Purchase Price for all of the Class B Shares accepted for payment pursuant to the Offer, as soon as practicable after the Expiration Date. The Company may select a different Purchase Price for each class of Shares. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, or, in the case of a tender through ATOP, the specified acknowledgment, in each case, together with any other required documents.

    Payments for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price, including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the applicable Purchase Price for each class of Shares and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer with expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

    ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 14. ALSO SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. SHAREHOLDERS.

6.  CONDITIONAL TENDER OF SHARES

    Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax treatment of such purchase to such shareholder and such shareholder's decision whether to tender. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR. Accordingly, if a shareholder tenders all Shares he or she beneficially owns, then the shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased. Any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal or, if applicable, on the Notice of Guaranteed Delivery. The conditional tender alternative is made available so that a shareholder may seek to structure the purchase of Shares from the shareholder pursuant to the Offer in such a manner that it will be treated as a sale of Shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Odd Lot Shares, which will not be subject to proration, cannot be conditionally tendered. It is the tendering shareholder's responsibility to calculate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

    However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 1,687,500 Class A Shares and/or 562,500 Class B Shares, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their Shares.

    IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

7.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after November 17, 1998, and prior to the time of payment for any such Shares (whether any Shares have previously been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

    (a) there shall have been threatened or instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

    (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

    (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
    (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the company and its subsidiaries, taken as a whole or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on November 16, 1998; or

    (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

    (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange
    Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares of either class, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission on November 16, 1998) or (ii) any such person or group that on or prior to November 16, 1998, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose, to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

    (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares.

    The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

8.  PRICE RANGE OF SHARES; DIVIDENDS

    Both the Class A Shares and Class B Shares are quoted on the Nasdaq National Market under the symbols "CHERA" and "CHERB," respectively. The following table sets forth, for the quarters indicated, the high and low prices for the Class A Shares and Class B Shares as quoted on the Nasdaq National

Market. On November 16, 1998, the last full trading day prior to the announcement of the Offer, the last reported sale prices for the Class A Shares and Class B Shares were $13.50 and $13.00, respectively. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR CLASS A SHARES AND CLASS B SHARES.

                                                                                CLASS A COMMON        CLASS B COMMON
                                                                             --------------------  --------------------
                                                                               HIGH        LOW       HIGH        LOW
                                                                             ---------  ---------  ---------  ---------

FISCAL 1999
  Quarter ended November 30, 1998 (through November 16, 1998)..............  $   13.75  $    9.31  $   13.00  $    9.50
  Quarter ended August 31, 1998............................................      17.50      12.13      17.31      11.38
  Quarter ended May 31, 1998...............................................      19.38      16.50      18.88      16.25

FISCAL 1998
  Quarter ended February 28, 1998..........................................  $   17.50  $   13.50  $   17.88  $   13.25
  Quarter ended November 30, 1997..........................................      19.00      14.88      19.50      14.25
  Quarter ended August 31, 1997............................................      16.50      11.50      17.00      12.38
  Quarter ended May 31, 1997...............................................      15.25      10.13      14.50      10.50

FISCAL 1997
  Quarter ended February 28, 1997..........................................  $   16.75  $   10.50  $   16.00  $   10.25
  Quarter ended November 30, 1996..........................................      11.50      10.75      11.00      10.00
  Quarter ended August 31, 1996............................................      12.00      10.56      13.00       9.81
  Quarter ended May 31, 1996...............................................      12.00       9.25      12.89       9.00

    The Company did not declare or pay any dividend in either of its last two fiscal years ended February 28, 1997 and February 28, 1998. As of November 16, 1998, there were approximately 700 and 525 holders of record of the Class A Shares and Class B Shares, respectively.

9.  SOURCE AND AMOUNT OF FUNDS

    Assuming the Company purchases 1,687,500 Class A Shares and 562,500 Class B Shares pursuant to the Offer at a purchase price of $15.50 per Share, the Company expects the maximum aggregate cost to purchase Shares (including $400,000 of related fees and expenses) will be approximately $35.3 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from its Credit Facility described below. At November 16, 1998 the Company had approximately $53.0 million available for borrowing under its Credit Facility.

    Pursuant to the Multicurrency Credit Agreement dated as of May 12, 1995 among the Company, the banks party thereto, and Harris Trust and Savings Bank, as agent, the Company has an unsecured, multicurrency revolving credit facility that permits borrowings of up to $65 million (the "Credit Facility"). Borrowings under the Credit Facility are subject to an interest rate equal to the prime rate, or depending upon the Company's financial performance, LIBOR, plus 0.375% to 0.625%. The Credit Facility has a competitive bid option that can decrease the interest rate. The Credit Facility expires in May 2002. The Company expects to repay indebtedness incurred under the Credit Facility as a result of the Offer through cash flow from operations and/or future borrowings. The Company believes that its Credit Facility, along with cash generated from operations is sufficient to finance the Offer and the Company's working capital needs and capital expenditures.

    The preceding summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Facility, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") of which this Offer to Purchase forms a part. A copy of the Schedule 13E-4 may be obtained from the Commission in the manner provided in Section 10 under the heading "--Additional Information."

10. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company designs, manufactures and sells over 3,000 types of proprietary and custom electrical, electronic and semiconductor components used by a broad range of OEMs and distributors in the automotive, computer and consumer and commercial markets. The Company has the following three major business segments: the Automotive Market, the Computer Market and the Consumer and Commercial Market.

    The AUTOMOTIVE MARKET segment designs, manufactures and sells semiconductors, electronic controls, switch assemblies and sensors for the automobile industry. Automobile special-use switches and switch assemblies are used in a variety of applications including power windows and mirrors, central door locks and cruise controls. The Company's semiconductor devices are integrated circuits used in power train controls, body electronics, vehicle control and safety, instrumentation and entertainment electronics. Its electronic control modules are used as controls for sunroofs, convertible tops and memory power seats. Hall-effect sensors can be used in applications where a magnetically actuated solid state device is desirable, such as a position sensor for seat belt engagement. Automotive products are custom made for major U.S. and European manufacturers, including Japanese transplants in North America. The Company's automotive customers generally pay for the tooling and other special manufacturing requirements.

    The COMPUTER MARKET segment designs, manufactures and sells keyboards and related products, semiconductors and switches for computer applications. The Company sells standard and advanced performance keyboards for use with personal computers; data entry, point-of-sale and reservation terminals; word processing systems; and other computer input applications. Advanced performance keyboards include integrated magnetic-stripe readers, chip-card readers and/or bar code scanners. Semiconductors are used for power management solutions in the computer market and applications include uninterruptible power sources, tape backup and distributed power sources. Selector switches are used in addressing peripherals in computer networks, among other applications.

    The CONSUMER AND COMMERCIAL MARKET segment designs, manufactures and sells switches, semiconductors, sensors, and electronic controls and displays used in household appliances, office equipment and cellular telephones. Snap-action switches are generally manufactured to customer specifications by modifying the Company's standard products. Switches are used in various appliances, office equipment and control and measurement device applications. Semiconductor applications include cellular communications, off-line power supplies and DC/DC converters. Plasma display products are primarily sold to the entertainment industry as readouts for electronic games. Electronic controls are used in office equipment and appliances. Hall-effect sensors are magnetically actuated solid state devices that be used in a wide range of office and industrial equipment applications to measure speed or position involving harsh environments.

    The Company's principal executive offices are at 3600 Sunset Avenue, Waukegan, Illinois 60087.

CERTAIN FINANCIAL INFORMATION

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following summary historical consolidated financial information (other than the ratios of earnings to fixed charges) as of and for the years ended February 28, 1997 and February 28, 1998 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended February 28, 1998 (the "Company's 1998 Annual Report"), and the following summary historical financial information (other than the ratios of earnings to fixed charges) as of and for the six months ended August 31, 1997 and 1998 was derived from the unaudited consolidated condensed financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended August 31, 1998 (the "Company's 1998 Second Quarter Report"), each of which is incorporated herein by reference, and other information and data contained in the Company's 1998 Annual Report and the Company's 1998 Second Quarter Report. More comprehensive financial information is included in such reports, and the financial information that follows is qualified in its entirety by reference to such reports, as such reports may be amended from time to time, and all the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "--Additional Information." The Company intends to report summary third quarter results on or about December 17, 1998.

    The following summary unaudited pro forma consolidated financial information gives effect to the purchase of Shares pursuant to the Offer, based on certain assumptions described in the Notes to Summary Historical and Unaudited Pro Forma Consolidated Financial Information as if the purchase had occurred at the beginning of each period with respect to income statement information, and at the end of each period with respect to balance sheet information. The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted had the purchase of the Shares pursuant to the Offer been completed at the dates indicated.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

                                                YEAR ENDED FEBRUARY 28,                      SIX MONTHS ENDED AUG. 31,
                                   --------------------------------------------------  -------------------------------------

                                      1998         1998         1998         1997         1998         1998         1998
                                   -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                          UNAUDITED                                           UNAUDITED
                                         PRO FORMA(1)                 ACTUAL                 PRO FORMA(1)          ACTUAL
                                   ------------------------  ------------------------  ------------------------  -----------

                                     ASSUMED      ASSUMED                                ASSUMED      ASSUMED
                                     $13.25       $15.50                                 $13.25       $15.50
                                    PER SHARE    PER SHARE                              PER SHARE    PER SHARE
                                    PURCHASE     PURCHASE                               PURCHASE     PURCHASE
                                      PRICE        PRICE                                  PRICE        PRICE
                                   -----------  -----------                            -----------  -----------
                                                             -----------  -----------                            -----------
                                                    (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE INFORMATION)
INCOME STATEMENT INFORMATION:
Net sales........................   $ 452,055    $ 452,055    $ 452,055    $ 439,592    $ 230,329    $ 230,329    $ 230,329
Income before income taxes.......      25,423       25,094       27,387       24,808       11,283       11,119       12,265
Net income.......................      16,146       15,936       17,403       15,914        7,222        7,116        7,850
Average shares outstanding
Basic............................      10,196       10,196       12,446       12,366       10,241       10,241       12,491
Diluted..........................      10,297       10,297       12,547       12,425       10,367       10,367       12,617
Earnings per share
Basic............................   $    1.58    $    1.56    $    1.40    $    1.29    $    0.71    $    0.69    $    0.63
Diluted..........................   $    1.57    $    1.55    $    1.39    $    1.28    $    0.70    $    0.69    $    0.62
Ratio of earnings to fixed
  charges(2).....................        5.02         4.77         7.32         5.85         4.55         4.32         6.65

BALANCE SHEET INFORMATION
(AT END OF PERIOD):
Working capital..................   $  63,258    $  63,258    $  63,258    $  55,220    $  63,571    $  63,571    $  63,571
Total assets.....................     310,333      310,333      310,333      295,646      324,815      324,815      324,815
Total debt.......................      86,016       91,078       55,803       62,866       92,018       97,080       61,805
Shareholders' equity.............     153,242      148,179      183,454      168,076      161,380      156,317      191,592
Book value per common share(3)...   $   14.99    $   14.49    $   14.71    $   13.54    $   15.75    $   15.25    $   15.33

                                      1997
                                   -----------
                                   -----------
INCOME STATEMENT INFORMATION:
Net sales........................   $ 220,311
Income before income taxes.......      10,261
Net income.......................       6,464
Average shares outstanding
Basic............................      12,437
Diluted..........................      12,517
Earnings per share
Basic............................   $    0.52
Diluted..........................   $    0.52
Ratio of earnings to fixed
  charges(2).....................        5.57
BALANCE SHEET INFORMATION
(AT END OF PERIOD):
Working capital..................
Total assets.....................
Total debt.......................
Shareholders' equity.............
Book value per common share(3)...

--------------------------

Notes to Summary Historical and Unaudited Pro Forma Consolidated Financial
Information:

(1) The pro forma consolidated financial information assumes a total of 2,250,000 shares (1,687,500 Class A Shares and 562,500 Class B Shares) are purchased at $13.25 per Share and $15.50 per Share with the total purchase amounts of $30,212,500 and $35,275,000 (both amounts inclusive of expenses of the Offer) being initially financed with borrowings under the existing Credit Facility. The assumed interest rate used in the pro forma consolidated financial information was 6.5%. Expenses directly related to the Offer were assumed to be $400,000 and were charged against additional paid-in capital. The pro forma consolidated financial information gives effect to the tax expense or benefit of all applicable adjustments, as described above, at an incremental rate of 36%.

(2) For purposes of the ratio of earnings to fixed charges computation, earnings are defined as income before income taxes and fixed charges. Fixed charges are interest expense and the interest portion of operating lease payments.

(3) Book value per Share is calculated as total shareholders' equity divided by the number of pro forma Shares outstanding at the end of the period.

ADDITIONAL INFORMATION

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the

Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") with the Commission, which includes additional information with respect to the Offer. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, 1735 K Street NW, Washington, DC 20006-1500, on which the Shares are listed.

11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

    As of November 16, 1998, the Company had issued and outstanding 7,738,680 Class A Shares and 4,762,564 Class B Shares. The 1,687,500 Class A Shares and the 562,500 Class B Shares that the Company is offering to purchase pursuant to the Offer represent approximately 18.0% of the outstanding Shares (21.8% of the outstanding Class A Shares and 11.8% of the outstanding Class B Shares). As of November 16, 1998, the Company's directors and executive officers as a group (13 persons) beneficially owned an aggregate of 2,828,896 Class A Shares and 2,846,209 Class B Shares, representing approximately 45.1% of the outstanding Shares.

    The Company has been advised that no director or executive officer or affiliate of the Company intends to tender Shares in the Offer. If the Company purchases 1,687,500 Class A Shares and 562,500 Class B Shares pursuant to the Offer, then immediately following the completion of the Offer, the Company's executive officers and directors as a group will beneficially own approximately 54.9% of the outstanding Shares (46.1% and 67.8% of the outstanding Class A Shares and Class B Shares, respectively), and Peter B. Cherry will own approximately 52.8% of the outstanding Shares (43.8% and 65.9% of the outstanding Class A Shares and Class B Shares, respectively).

    Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

    Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Class A Shares and Class B Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for both classes of Shares. Based upon published guidelines of the Nasdaq National Market, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Class A Shares and Class B Shares to be delisted from the Nasdaq National Market.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in either class of the Shares becoming eligible for deregistration under the Exchange Act.

    After the completion of the Offer, the Company may consider a possible conversion or exchange of all of the outstanding Class A Shares into Class B Shares. If such conversion or exchange did occur, the Class B Shares would be the only Shares quoted on the Nasdaq National Market or registered under the Exchange Act. The Company has not made the determination whether or not to proceed with such a conversion or exchange. There can be no assurance that such conversion or exchange will occur, or, if it does occur, the timing thereof.

    The Class A Shares and Class B Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

    The Company is not aware of any license or regulatory permit material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated in the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign or supranational, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of Shares for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular shareholder in light of the shareholder's particular circumstances and it is not intended to be applicable in all respects to all categories of shareholders, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a shareholder's decision to tender Shares pursuant to the Offer. This summary discusses only Shares held as capital assets within the meaning of Section 1221 of the Code. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    DIVIDEND V. SALE TREATMENT. If an exchange of Shares for cash pursuant to the Offer is treated as a sale because a shareholder meets any of the tests discussed below, the shareholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the shareholder and such shareholder's tax basis in the Shares exchanged. Such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. Calculation of gain or loss must be made separately for each block of Shares owned by a shareholder. Under the tax laws, a shareholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer.

    If a shareholder's exchange of Shares for cash pursuant to the Offer satisfies none of the tests discussed below, the receipt of cash by the shareholder will be treated as a distribution from the Company and will be taxed to the shareholder as ordinary dividend income provided the Company has sufficient current and accumulated earnings and profits (as the Company believes it does). If the exchange is treated as a dividend, the tax basis of a shareholder's Shares which are exchanged for cash pursuant to the Offer is added to the tax basis of the remaining Shares of common stock of the Company which the shareholder actually or constructively owns and cannot be used to offset such shareholder's dividend income from the transaction.

    CONSEQUENCES OF SALE TREATMENT FOR THE PURCHASE OF SHARES FOR CASH PURSUANT TO THE OFFER. An exchange of Shares for cash will be treated as a sale of Shares by the exchanging shareholder provided that at least one of the following tests is met:

     (i) as a result of the exchange the shareholder's equity interest in the Company is completely terminated (a "complete termination");

     (ii) the receipt of cash in exchange for the shareholder's Shares is "not essentially equivalent to a dividend"; or

    (iii) as a result of the exchange there is a "substantially disproportionate" reduction in the shareholder's equity interest in the Company.

    In applying the foregoing tests, the constructive ownership rules of Section 318 of the Code apply. Thus a shareholder generally takes into account Shares actually owned by the shareholder as well as Shares actually (and in some cases constructively) owned by others, but which the shareholder is treated as owning by reason of the application of the constructive ownership rules. Pursuant to the constructive ownership rules, a shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder's family and certain related entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an interest, as well as Shares which the shareholder has an option to purchase. Under certain circumstances, however, a shareholder may avoid the constructive ownership of Shares owned by family members solely for the purpose of determining whether the "complete termination" of interest test referred to above has been satisfied if (i) the shareholder does not actually own any Shares after the purchase by the Company, and (ii) in accordance with Section 302(c)(2) of the Code, the shareholder files an effective waiver with the Internal Revenue Service ("IRS"). If a shareholder desires to file such a waiver, the shareholder should consult his or her own tax advisor.

    COMPLETE TERMINATION. A sale of shares pursuant to the Offer will be deemed to result in a "complete termination" of the shareholder's interest in the Company if, immediately after the sale, either:

     (i) the shareholder owns, actually and constructively, no Shares of the Company's common stock; or

    (ii) the shareholder actually owns no Shares of the Company's common stock and constructively owns only Shares of the Company's common stock as to which the shareholder is eligible to waive, and does effectively waive, such constructive ownership under the procedures described in Section 302(c)(2) of the Code, as discussed above.

    NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. Even if a shareholder's receipt of cash in exchange for Shares pursuant to the Offer fails to meet the "complete termination" test, the shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a shareholder meets this test will depend on his or her facts and circumstances. In any case, in order to satisfy this test, the shareholder's sale of Shares pursuant to the Offer must result in a "meaningful reduction" in his or her interest in the Company taking into account the constructive ownership rules of Section 318 of the Code referred to above. The IRS has held in a public ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly-held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption, and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to three important rights attributable to stock ownership: (1) the right to vote and thereby exercise control; (2) the right to participate in current earnings and accumulated surplus; and (3) the right to share in net assets on liquidation. In measuring the change, if any, in a shareholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all Shares that the Company purchases pursuant to the Offer, including Shares purchased from other shareholders.

    If, taking into account the constructive ownership rules of Section 318 of the Code referred to above, a shareholder owns Shares that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the shareholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling shareholder would, under these circumstances, be entitled to treat his or her sale of Shares to the Company pursuant to the Offer as a "sale or exchange" for U.S. federal income tax purposes.

    If a shareholder intends to rely on the "not essentially equivalent to a dividend" test to obtain "sale or exchange" treatment for Shares that he or she sells pursuant to the Offer, particularly if he or she owns, actually or constructively, a combination of Class A Shares and Class B Shares, the shareholder is urged to consult his or her own tax advisor, inasmuch as the redeeming corporation in the public ruling described above had only one class of stock outstanding, and the Company has two classes of outstanding shares, one of which is non-voting.

    SUBSTANTIALLY DISPROPORTIONATE. Under Section 302(b)(2) of the Code, a sale of Shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a shareholder if immediately after the sale:

    (a) The ratio of the outstanding voting stock of the Company that the shareholder then actually and constructively owns (treating as not outstanding all voting stock purchased by the Company pursuant to the Offer) is less than 80% of the ratio of the outstanding voting stock of the Company that the shareholder actually and constructively owned immediately before the sale of Shares (treating as outstanding all voting stock purchased by the Company pursuant to the Offer); and

    (b) the ratio of the fair market value of the outstanding common stock that the shareholder then actually and constructively owns (treating as not outstanding all common stock purchased by the Company pursuant to the Offer) is less than 80% of the ratio of the fair market value of the outstanding common stock that the shareholder actually and constructively owned immediately before the sale of Shares (treating as outstanding all common stock purchased by the Company pursuant to the Offer).

    The Class A Shares are non-voting and the Class B Shares have one vote per share. As such, certain issues exist as to precisely how the "substantially disproportionate" percentage determinations, described above, are to be calculated in these circumstances. For this reason, if a shareholder intends to rely on the "substantially disproportionate" test to obtain "sale or exchange" treatment for Shares that a shareholder sells pursuant to the Offer, the shareholder should consult his or her tax advisor regarding the particulars of how this test will be applied to the shareholder in this instance.

    CORPORATE DIVIDENDS-RECEIVED DEDUCTION. If the case of a corporate shareholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements set forth in Section 246 of the Code or if the Shares are treated as "debt financed portfolio Stock" within the meaning of Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate shareholder's adjusted tax basis in the Shares retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate shareholder's adjusted tax basis generally will be taxable. Corporate shareholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on the adjusted tax basis of their Shares.

    OVER-SUBSCRIPTION OF THE OFFER. The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Consequently, the Company can give no assurance that a sufficient number of any shareholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above. However, see Section 6 regarding a shareholder's right to tender Shares subject to the condition that a specified minimum number of such Shares must be purchased (if any are purchased).

    CONSEQUENCES TO SHAREHOLDERS WHO DO NOT TENDER PURSUANT TO THE
OFFER. Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

    BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder (a) fails to furnish such shareholder's social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly report to the IRS interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's current number and that such shareholder is not subject to backup withholding. To prevent backup withholding each shareholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain non-U.S. shareholders. In order to qualify for an exemption from backup withholding, a non-U.S. shareholder must submit a properly executed IRS Form W-8 to the Depositary.

    WITHHOLDING FOR NON-U.S. SHAREHOLDERS. Although a non-U.S. shareholder may be exempt from U.S. federal backup withholding, certain payments to the non-U.S. shareholders are subject to U.S. withholding tax at a rate of 30%. The Depositary will withhold the 30% tax from gross payments made to non-U.S. shareholders pursuant to the Offer unless the Depositary determines that a non-U.S. shareholder is either exempt from the withholding or entitled to a reduced withholding rate under an income tax treaty. For purposes of this discussion, a "non-U.S. shareholder" means a shareholder who is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. trustees have the authority to control all substantial decisions of the trust. A non-U.S. shareholder will not be subject to the withholding tax if the payment from the Company is effectively connected with the conduct of a trade or business in the United States by such non-U.S. shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. shareholder) and the non-U.S. shareholder has furnished the Depositary with a properly executed IRS Form 4224 prior to the time of payment.

    A non-U.S. shareholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary a properly executed IRS Form 1001 prior to the time payment is made. A non-U.S. shareholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. shareholder is able to establish that no tax (or a reduced amount of tax) is due.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER OF SHARES OF THE COMPANY IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 7, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones New Service.

    If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, then the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, increases the Dealer Manager's fee, increases the number of Shares being sought in the Offer and, such increase in Shares exceeds 2% of the outstanding Shares of either class, or decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES

    The Company has retained Nesbitt Burns Securities Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager will receive a fee for its service of $150,000 plus $.10 per share for each Share purchased in this Offer in excess of 2,000,000 Shares. The Company also has agreed to reimburse the Dealer Manager for certain out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Other than related to the Offer, Nesbitt Burns Securities Inc. has not rendered investment banking or other advisory services to the Company in the past, but it may render such services to the Company in the future.

    The Company has retained Morrow & Co., Inc. to act as Information Agent and Harris Trust and Savings Bank to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses, including reasonable attorneys' fees, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. None of the Dealer Manager, Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse such persons for customary mailing and handling expenses incurred in forwarding the materials regarding the Offer to the beneficial owners of Shares for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay (or cause to be paid) all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. MISCELLANEOUS

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          THE CHERRY CORPORATION

November 17, 1998

    Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                         HARRIS TRUST AND SAVINGS BANK

             BY MAIL:                      FACSIMILE           BY HAND OR OVERNIGHT DELIVERY:
   Harris Trust and Savings Bank         TRANSMISSION:          Harris Trust and Savings Bank
  c/o Harris Trust Company of New        (212) 701-7636        c/o Harris Trust Company of New
               York                                                         York
        Wall Street Station            CONFIRM RECEIPT OF              Receive Window
           P.O. Box 1010                  FACSIMILE BY                Wall Street Plaza
   New York, New York 10268-1010           TELEPHONE:           88 Pine Street, 19(th) Floor
                                         (212) 701-7624           New York, New York 10005

    Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                          445 Park Avenue, 5(th) Floor
                            New York, New York 10022
                           Toll Free: (800) 566-9061
                          Call Collect: (212) 754-8000

                    Banks and Brokerage Firms, please call:
                           (800) 662-5200 (Toll Free)

                      THE DEALER MANAGER FOR THE OFFER IS:

                         NESBITT BURNS SECURITIES INC.
                      111 West Monroe Street, 20(th) Floor
                            Chicago, Illinois 60603
                           Toll Free: (877) 461-2900

                               November 17, 1998